AMENDED AND RESTATED
EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement (“Agreement”) is made and entered into as of May 22, 2013 (“Effective Date”), between Financial Institutions, Inc. (“FII”), a bank holding company chartered under the laws of the State of New York, having its principal office at 220 Liberty Street, Warsaw, New York, 14569 and

Martin K. Birmingham (the “Executive”).

RECITALS:

WHEREAS, the Executive is employed by Financial Institutions, Inc. as President and Chief Executive Officer; and

WHEREAS, the Executive and FII are parties to an Amended and Restated Executive Agreement dated July 2, 2012 (the “First Restated Executive Agreement”); and

WHEREAS, Section 4.5 of the First Restated Executive Agreement provides that the parties can amend the First Restated Executive Agreement in writing; and

WHEREAS, FII and the Executive desire to set forth certain terms upon which the Executive is employed by Financial Institutions, Inc.

NOW, THEREFORE, in consideration of the mutual promises and of the covenants contained in this Agreement, FII and the Executive agree that the terms set forth herein constitute the Amended and Restated Executive Agreement, and agree as follows:

ARTICLE 1
Confidentiality

Section 1.1 Confidential Information. The Executive has become acquainted with and will have access to confidential or proprietary information and trade secrets related to the business of the FII, its subsidiaries and any affiliates or joint ventures (collectively with FII, the “Companies”), including but not limited to: (i) trade secrets, business plans, business processes, practices, methods, software programs, operating plans, marketing plans, financial reports, credit information, lending practices, operating data, budgets, pricing strategies and information, terms of agreements with customers and others, customer lists, reports, correspondence, security procedures, tapes, disks, tangible property and specifications owned by or used in the Companies’ businesses; (ii) operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers; (iii) information pertaining to future developments such as, but not limited to, software development or enhancement, future marketing plans or ideas, and plans or ideas for new services or products; (iv) all information which is learned or developed by the Executive in the course and performance of his duties under this Agreement, including without limitation, reports, information and data relating to the Companies’ acquisition strategies; and (v) other tangible and intangible property which is used in the business and operations of the Companies but not made publicly available ((i) through (v) are, collectively, “Confidential Information”). The Executive understands that the above list is not exhaustive and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and acknowledges that this Confidential Information and the Companies’ ability to reserve it for its exclusive knowledge and benefit is of great competitive importance and commercial value to the Companies and that improper use or disclosure of the Confidential Information by the Executive might cause the Companies to incur financial costs, loss of business advantages, liability under confidentiality agreement with third parties, civil damages and criminal penalties.

Section 1.2 Treatment of Confidential Information. Both during and after the conclusion of the Executive’s employment, the Executive will not, directly or indirectly, disclose, use or make known for the Executive’s or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Executive’s duties for FII. The Executive will take all necessary steps to safeguard the Companies’ Confidential Information. In addition, to the extent that FII has entered into a Confidentiality Agreement with any other person or entity, the Executive agrees to comply with the terms of such Confidentiality Agreement and to be subject to the restrictions and limitations imposed by such agreement as if the Executive was a party thereto. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall promptly provide written notice of any such order to an authorized officer of the Companies.

ARTICLE 2
Non-competition and Non-solicitation

Section 2.1 Applicable Period. The non-competition provisions of Section 2.2 and the non-solicitation provisions of Section 2.3 shall apply to the Executive as follows:

(a) Termination without Compensation. In the event that: (1) FII terminates the employment of the Executive for any reason; or (2) the Executive terminates employment with FII for any reason, and, in each case, such termination does not entitle the Executive to compensation or benefits under this Agreement or any other arrangement with FII (excluding for this purpose, any payments or distributions from or related to any tax-qualified retirement plan maintained for the benefit of the Executive), then the provisions of Section 2.2 and Section 2.3 shall apply to the Executive during the term of this Agreement and during the six-month period following the Executive’s termination of employment.

(b) Termination with Compensation. In the event that: (1) FII terminates the employment of the Executive for any reason; or (2) the Executive terminates employment with FII for any reason, and, in each case, such termination does not entitle the Executive to compensation or benefits under this Agreement and the Executive is entitled to compensation or benefits under another arrangement with FII (excluding for this purpose, any payments or distributions from or related to any tax-qualified retirement plan maintained for the benefit of the Executive), then the provisions of Section 2.2 and Section 2.3 shall apply to the Executive during the term of this Agreement and following the Executive’s termination of employment for the period of time equal to the greater of: (i) the period of time during which the Executive is receiving any compensation or benefits from FII (excluding for this purpose, any payments or distributions from or related to any tax-qualified retirement plan maintained for the benefit of the Executive); or (ii) the six-month period following the Executive’s termination of employment.

(c) Termination Following a Change of Control. In the event that FII terminates the employment of the Executive or the Executive terminates employment with FII, and, in each case, such termination entitles the Executive to compensation or benefits under this Agreement, then the provisions of Section 2.2 and Section 2.3 shall apply to the Executive during the term of this Agreement and following the Executive’s termination of employment for the period of time during which the Executive is receiving any compensation or benefits from FII under this Agreement.

Section 2.2 Non-competition. During the applicable period set forth above in Section 2.1, the Executive shall not engage, anywhere within New York State or in any area outside of New York State in which the Companies conduct business, whether directly or indirectly, or through any employee, agent, attorney or any other person or party acting on behalf of the Executive, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with the Companies or their products or programs (“Restricted Activities”), provided that the foregoing shall not restrict the Executive from engaging in any Restricted Activities which FII directs the Executive to undertake or which FII otherwise expressly authorizes. The foregoing shall not restrict the Executive from owning less than 5% of the outstanding capital stock of any company which engages in Restricted Activities, provided that the Executive is not otherwise involved with such company as an officer, director, agent, employee or consultant. The Executive agrees that this Section, the scope of the territory covered, the actions restricted thereby, and the duration of such covenant are reasonable and necessary to protect the legitimate business interests of FII and the Companies.

Section 2.3 Non-solicitation. During the applicable period set forth above in Section 2.1, the Executive shall not, directly or indirectly, without the written consent of FII: (i) recruit or solicit for employment any employee, representative or agent of the Companies or encourage any such employee, representative or agent to leave his or her employment or discontinue his or her relationship with the Companies, or (ii) solicit, induce or influence any customer, supplier, lessor or any other person or entity which has a business relationship with the Companies to discontinue or reduce the extent of such relationship with the Companies.

Section 2.4 Return of Amounts. In consideration for the promises made by the Executive in Article 1, Section 2.2 and Section 2.3 herein, FII agrees to provide the Executive with the payments and benefits described in Article 3 of this Agreement. In the event that the Executive breaches any of the provisions of this Article or of Article 1, the payments and benefits provided for by Article 3 as well as any other compensation or benefits under another arrangement with FII (excluding for this purpose, any payments or distributions from or related to any tax-qualified retirement plan maintained for the benefit of the Executive) shall cease immediately and FII shall have no further liability for such payments after the date of the Executive’s breach. FII will immediately have the right to seek redress for such breach as set forth in Section 4.1 below, recover any payments made to the Executive pursuant to Article 3 as of the date of the breach, and recover any other damages that have been caused by the breach of his Agreement. Further, failure to comply with the provisions of this Article or of Article 1 or commission of an act which is an instance of Cause prior to or after, any exercise, payment or delivery pursuant to an exercise of any stock option or vesting of any incentive equity award (“Award”) shall cause such exercise, payment or delivery to be rescinded. FII will notify the Executive in writing of any such rescission within two years after such exercise, payment or delivery. Within ten days after receiving such notice from FII, the Executive shall pay to FII the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. The Executive hereby agrees that the cancellation and rescission provisions of this Agreement are reasonable and agrees not to challenge the reasonableness of such provisions, even where forfeiture of options or equity awards granted is the penalty for violation. Further, the Executive hereby agrees that the provisions of this Section amend and shall be controlling with respect to all Awards existing as of the date of this Agreement and any Awards granted subsequent to the date of this Agreement.

ARTICLE 3
Benefits Following a Change of Control

Section 3.1 Definitions.

(a) “Base Salary Amount” means the annual base salary payable by FII to the Executive and includable by the Executive in gross income for the most recent calendar year ending before the date on which the Change of Control occurred.

(b) A “Change of Control” will be deemed to have occurred if:

(1) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”)), other than FII or a subsidiary of FII, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of FII securities possessing twenty percent (20%) or more of the voting power for the election of directors of FII; or

(2) there is consummated

(i) any consolidation, share exchange or merger of FII in which FII is not the continuing or surviving corporation or pursuant to which any shares of FII’s common stock are to be converted into cash, securities or other property, provided that the transaction is not with a corporation which was a subsidiary of FII immediately before the transaction; or

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of FII; or

(3) “approved directors” constitute less than a majority of the entire Board of Directors, with “approved directors” defined to mean the members of the Board of Directors of FII as of the date of this Agreement and any subsequently elected members who are nominated or approved by at least three quarters of the approved directors on the Board prior to such election.

(c) “Cause” means the commission by the Executive of, or the determination by the Board of Directors, based on reasonable evidence of misconduct as presented by a law enforcement agency, or as a result of an internal or external audit or investigation, that the Executive has committed: (i) a criminal offense involving the violation of state or federal law; (ii) a breach of fiduciary duty; (iii) an act of dishonesty, fraud or material misrepresentation; or (iv) any act of moral turpitude which the Board of Directors determines has or may be reasonably expected to have a detrimental impact on FII’s business or operations, or which may prevent, because of its demonstrated or demonstrable effect on employees, regulatory agencies or customers, the Executive from effectively performing his duties.

(d) “Continuation Multiple” means three.

(e) “Continuation Period” means 36 months.

(f) “Good Reason” means:

(1) There has been a material diminution, compared to those existing as of the date the Change of Control occurs, in the Executive’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role, authority or aggregate compensation; provided, however, that (i) the Executive must provide FII with written notice of the Executive’s intent to terminate employment and a description of the event the Executive believes constitutes Good Reason within 60 days after the initial existence of the event; and (ii) FII shall have 15 days after the Executive provides the notice described above to cure the default that constitutes Good Reason (the “Cure Period”). The Executive will have 30 days following the end of the Cure Period (if FII has not cured the event that otherwise constituted Good Reason) to terminate his or her employment, after which Good Reason will no longer exist; or

(2) Removal of the Executive from his or her current position, other than (i) elevation to a higher ranking executive officer position with FII, or (ii) with the written consent of the Executive; or

(3) Relocation of the Executive’s principle place of employment by more than 75 miles from its location immediately prior to the Change of Control other than with the written consent of the Executive.

Section 3.2 Termination Following a Change of Control. If a Change of Control occurs during the Executive’s employment, and if within the twelve month period following such Change of Control, either (i) FII terminates the employment of the Executive other than for Cause, or (ii) the Executive terminates his employment because of Good Reason (in either case a “Special Termination Date”), the Executive will be entitled to receive such benefits as are provided in this Article.

Section 3.3 Cash Payments. Subject to Section 4.6(e), following the Special Termination Date, FII will pay the Executive an amount equal to the product of (i) the Continuation Multiple; and (ii) the sum of:

(a) the Base Salary Amount; plus

(b) the greater of:

(1) the average of the annual incentive compensation actually earned by and paid to the Executive for the three most recent calendar years ending before the date on which the Change of Control occurred; or

(2) the average of the annual incentive compensation that was earned by and would have been paid to the Executive based on the actual attainment of the relevant performance measures for the three most recent calendar years ending before the date on which the Change of Control occurred but for the limitations imposed on such payments under the Troubled Asset Relief Program and the American Reinvestment and Recovery Act of 2009. For the avoidance of doubt, in either case, if the Executive was not eligible to participate in an annual incentive compensation program for any year in the prior three-year period, the average will be calculated based on the years in which the Executive was eligible to participate in an annual incentive compensation program.

Such amount shall be payable to the Executive in equal installments over the Continuation Period in accordance with FII’s regular payroll procedures in effect from time to time; but in no event less frequently than monthly.

Section 3.4 Benefits. Subject to Section 4.6(e), FII will, for the Continuation Period, but not to exceed a period of eighteen (18) months, continue to provide health and dental benefits to the Executive and his covered dependants. Health and dental coverage provided under this provision will run contemporaneously with any continuation of health care coverage that may be required to be provided under “COBRA.” FII will pay the premiums for such coverage provided the Executive delivers a signed COBRA enrollment authorization within the period of time required by COBRA.

Section 3.5 Acceleration of Equity Awards. On the Special Termination Date, all restricted stock awards, stock options and other rights that the Executive may hold to purchase or otherwise acquire common stock of FII will immediately become fully vested at the maximum level and, in the case of stock options, exercisable in full for the total number of shares that are or might become purchasable thereunder, in each case without further condition or limitation except, in the case of stock options, the giving of notice of exercise and the payment of the purchase price thereunder (but without amendment of the plan under which they were issued).

Section 3.6 Death of the Executive. If the Executive dies before receiving all monthly payments payable to the Executive under this Article, FII will pay to the Executive’s spouse, if he or she survives the Executive or, if no spouse survives the Executive, then to the Executive’s estate, all such remaining unpaid monthly payments as if the Executive had not died. If the Executive was receiving health and dental benefits pursuant to Section 3.4 at the time of death, FII will continue to provide such health and dental benefits to the dependents of the Executive for the duration of the period specified in Section 3.4, as if the Executive had not died.

Section 3.7 Indemnification of the Executive. In the event a Change of Control occurs, FII will indemnify the Executive for reasonable legal fees and expenses subsequently incurred by the Executive through legal counsel approved in advance by FII (which approval will not be unreasonably withheld) in seeking to obtain or enforce any right or benefit provided under this Agreement, including but not limited to the rights and benefits provided under this Article, provided, however, that such right to indemnification will not apply unless the Executive or the Executive’s beneficiaries are successful in establishing, privately or otherwise, that Executive’s or their position is substantially correct, or that FII’s position is substantially wrong or unreasonable. Subject to the foregoing restrictions, FII will pay reasonable costs and expenses, including counsel fees, which the Executive or the Executive’s beneficiaries may incur in connection therewith directly to the provider of the services or as may otherwise be directed by the Executive or the Executive’s beneficiaries. Payments payable hereunder by FII will be made not later than thirty (30) days after a request for payment has been received from the Executive with such evidence of indemnifiable fees and expenses as FII may reasonably request.

ARTICLE 4
Miscellaneous

Section 4.1 Remedies. The Executive specifically agrees that any breach or threatened breach of Articles 1 and 2 would cause irreparable injury to the Companies, that money damages may not provide an adequate remedy to the Companies, and that FII will accordingly have the right and remedy (i) to obtain an injunction prohibiting the Executive from violating or threatening to violate such provisions, (ii) to have such provisions specifically enforced by any court of competent jurisdiction, and (iii) to require the Executive to account for and pay over to FII all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of such provisions. Nothing herein shall be construed as prohibiting FII from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The Executive and FII believe that the restrictions and covenants in this Agreement are reasonable and enforceable under the circumstances. However, if any one or more of the provisions in this Agreement shall, for any, reason be held to be excessively broad as to time, duration, geographic scope, activity, or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with law and with the Executive’s and FII’s intentions as stated herein. The obligations of the Executive and FII under this Agreement will survive the termination of the Executive’s employment and the expiration or termination of this Agreement. FII and the Executive hereby (a) consent to the jurisdiction of the United States District Court for the Western District of New York, or, if such court does not have subject matter jurisdiction over such matter, the applicable Supreme Court of Erie, Monroe or Wyoming Counties, State of New York, and (b) irrevocably agree that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court. FII and the Executive accept for itself or himself and in connection with its or his properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waive any defense of forum nonconveniens or any similar defense.

Section 4.2 Notice. All written communications to the parties required by this Agreement must be in writing and (a) delivered by registered or certified mail, return receipt requested, (such notice to be effective 4 days after the date it is mailed) or (b) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address first given above (or to any other address as the party designates in a writing complying with this Section, delivered to the other party).

Section 4.3 At-Will Employment. This Agreement does not give the Executive any right to continued employment with FII for any period of time. The Executive’s employment with FII remains at-will and may be terminated at any time by the Executive or FII.

Section 4.4 Withholding. FII will deduct or withhold from all payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

Section 4.5 Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder of it or any of the remaining provisions of this Agreement. No course of action or failure to act by FII or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing. This Agreement: (a) may not be amended, modified or terminated orally or by any course of conduct pursued by FII or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by FII and the Executive; (b) is binding upon and inures to the benefit of FII and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of the Executive’s rights or obligations pursuant to this Agreement; (c) constitutes the entire agreement between FII and the Executive with respect to such subject matter; and (d) will be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law. This Agreement will be effective for the period commencing on the Effective Date and ending on the date the Executive terminates employment with FII, with the exception of provisions that, by their terms, remain in force beyond the Executive’s termination of employment with FII.

Section 4.6 Section 409A.

(a) The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement will be interpreted in a manner consistent with that intent.

(b) The preceding provisions, however, shall not be construed as a guarantee by FII of any particular tax effect to the Executive under this Agreement. FII shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(c) References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A, the date that the Executive first incurs a “separation from service” within the meaning of Section 409A.

(d) To the extent any reimbursement provided under this Agreement is includable in the Executive’s income, such reimbursements shall be paid to the Executive not later than December 31st of the year following the year in which the Executive incurs the expense and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year.

(e) Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service with FII the Executive is a “specified employee” as defined in Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then FII will make such payment on the date that is six months following the Executive’s separation from service with FII. The amount of such payment will equal the sum of the payments that would have been paid to the Executive during the six-month period immediately following the Executive’s separation from service had the payment commenced as of such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

Section 4.7 Excise Tax Cap. In the event that the Executive becomes entitled to any payment or benefit under this Agreement (such benefits together with any other payments or benefits payable to the Executive under any other agreement with the Executive, or plan or policy of FII, are referred to in the aggregate as the “Total Payments”), if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed (the “Excise Tax”), then:

(a) Within 30 days following the Executive’s termination of employment, FII will notify the Executive in writing: (1) whether the payments and benefits under this Agreement, when added to any other payments and benefits making up the Total Payments, exceed an amount equal to 299% of Executive’s “base amount” as defined in Section 280G(b)(3) of the Code (the “299% Amount”); and (2) the amount that is equal to the 299% Amount.

(b) The payments and benefits under this Agreement shall be reduced such that the Total Payments do not exceed the 299% Amount, so that no portion of the payments and benefits under this Agreement will be subject to the Excise Tax. Any payment or benefit so reduced will be permanently forfeited and will not be paid to the Executive.

(c) The calculation of the 299% Amount and the determination of how much the Executive’s payments and benefits must be reduced in order to avoid application of the Excise Tax will be made by FII’s public accounting firm prior to the Executive’s termination of employment, which firm must be reasonably acceptable to the Executive (the “Accounting Firm”). FII will cause the Accounting Firm to provide detailed supporting calculations of its determinations to FII and the Executive. Notice must be given to the Accounting Firm within 15 business days after an event entitling the Executive to a payment under this Agreement. All fees and expenses of the Accounting Firm will be borne solely by FII.

(d) For purposes of making the reduction of amounts payable under this Agreement, such amounts will be eliminated in compliance with the requirements of Section 409A and in the following order: (1) any cash compensation, (2) any health or welfare benefits, and (3) any equity compensation. Reductions of such amounts will take place in the chronological order with respect to which such amounts would be paid from the date of the Executive’s termination of employment absent any acceleration of payment.

Section 4.8 Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and 12 C.F.R. Part 359.

Section 4.9 Dodd-Frank Clawback. Notwithstanding any other provision of this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if FII is required to prepare an accounting restatement due to the material noncompliance of FII with any financial reporting requirements under the securities laws, then any Employee who is a former or current executive officer of FII shall return to FII, or forfeit if not yet paid, the amount of any “incentive-based compensation” (as defined under the Clawback Requirements) received during the three-year period preceding the date on which FII is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Employee under the accounting restatement as determined by FII in accordance with the Clawback Requirements and any policy adopted by FII pursuant to the Clawback Requirements.

(signature page immediately follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Financial Institutions, Inc.
By:	/s/ John E. Benjamin

Name:	John E. Benjamin
Title:	Chairman of the Board
Date:	May 22, 2013
EXECUTIVE:
Signature:	/s/ Martin K. Birmingham

Name:	Martin K. Birmingham
Title:	President and Chief Executive Officer
Date:	May 22, 2013